Exhibit 99.1

Casella Waste Systems, Inc. Announces Early Results of Tender Offer and Consent Solicitation and Notice of Redemption of Notes

RUTLAND, VERMONT (October 9, 2012) – Casella Waste Systems, Inc. (NASDAQ: CWST) (the “Company”), a vertically-integrated solid waste, recycling and resource management services company, announced today the early results of its previously announced cash tender offer and consent solicitation (the “Offer”) with respect to the 11% Senior Second Lien Notes due 2014 (CUSIP Number 147448AD6) (the “Notes”) of the Company.

As of 5:00 p.m., New York City time, on October 5, 2012 (the “Early Tender Date”), $107,318,000 of the principal amount of the Notes had been validly tendered and not withdrawn, which represented approximately 59.6% of the outstanding aggregate principal amount of the Notes. Today (the “Initial Acceptance Date”), the Company accepted for purchase and made payment for (the “Initial Payment”) all of the Notes that were validly tendered at or prior to the Early Tender Date.

Holders of Notes who tendered their Notes at or prior to the Early Tender Date received $1,060.00 for each $1,000 in principal amount of the Notes validly tendered (which included an early tender premium of $30.00 per $1,000 in principal amount of Notes), plus any accrued and unpaid interest up to, but not including, the Initial Payment Date.

Through the Offer, the Company received the requisite consents from holders of Notes to approve amendments to the indenture under which the Notes were issued to remove substantially all of the restrictive covenants and certain events of default relating to the Notes. In connection with the Initial Payment, the Company entered into a supplemental indenture effecting these amendments. The amendments are binding on all non-tendering holders and affect the Notes that remain outstanding.

Holders who have not yet tendered their Notes pursuant to the Offer may continue to tender their Notes under the Offer for the tender offer consideration of $1,030.00 per $1,000 in principal amount of Notes, plus accrued and unpaid interest. The Offer will expire at 11:59 p.m., New York City time, on October 22, 2012, unless extended. The Company expects the final settlement date, if any, to occur promptly after the expiration of the Offer.

The Company also announced today that it has called for redemption on November 8, 2012 (the “Redemption Date”) all of the Notes that remain outstanding on the Redemption Date. All Notes outstanding on the Redemption Date will be required to be surrendered to the Company for redemption at a price of $1,055.00 per $1,000 in principal amount of Notes, plus accrued and unpaid interest to, but not including, the Redemption Date.

The Company has engaged BofA Merrill Lynch as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact BofA Merrill Lynch at 888-292-0070 (toll free) or 980-387-3907 (collect). Requests for copies of the Offer to Purchase and other Offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at 866-924-2200 (toll free) or 212-430-3774 (collect).

This press release does not constitute an offer to purchase the Notes. The Offer is made solely pursuant to the Offer to Purchase and Consent Solicitation Statement dated September 24, 2012.

The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Casella Waste Systems, Inc.

The Company is an integrated solid waste and resource management company headquartered in Rutland, Vermont. For further information, investors should contact Ned Coletta, vice president of finance and investor relations at 802-772-2239.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “expects,” “will,” “intends,” and other similar expressions. Among the forward-looking statements in this press release are statements regarding the expiration of the Offer and the redemption of Notes outstanding following the Offer. All of these forward-looking statements are based on current expectations and estimates and management’s beliefs and assumptions and involve a number of risks and uncertainties. The Company cannot guarantee that it will complete the Offer or the redemption of the Notes on the terms disclosed in the forward-looking statements or at all. The Company expressly disclaims any obligation to update the forward-looking statements contained in this press releases whether as a result of new information, future events or otherwise, except as required. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contact:

Ned Coletta

802-772-2239